Filed pursuant to Rule 433
Registration No. 333-158200-01
Free Writing Prospectus Dated July 12, 2011
PPL ELECTRIC UTILITIES CORPORATION
$250,000,000
5.20% FIRST MORTGAGE BONDS DUE 2041

Issuer:	PPL Electric Utilities Corporation

Title:	5.20% First Mortgage Bonds due 2041

Expected Credit Ratings* (Moody’s/S&P/Fitch):	A3/A-/A-

Issuance Format:	SEC Registered

Principal Amount:	$250,000,000

Trade Date:	July 12, 2011

Settlement Date:	July 15, 2011 (T + 3)

Maturity Date:	July 15, 2041

Benchmark Treasury:	4.75% due February 15, 2041

Benchmark Treasury Yield:	4.188%

Spread to Benchmark Treasury:	+ 105 basis points

Re-offer Yield:	5.238%

Annual Interest Rate:	5.20%

Interest Payment Dates:	Semi-annually on each January 15 and July 15, commencing on
January 15, 2012

Price to Investors:	99.428% plus accrued interest, if any, from the Settlement Date

Optional Redemption:	Prior to January 15, 2041, the bonds will be redeemable, in
whole at any time or in part from time to time, at a
redemption price equal to the greater of 100% of the principal amount of the bonds being redeemed or the sum of the present values of the remaining scheduled payments of principal and
interest discounted on a semi-annual basis at the Adjusted
Treasury Rate, plus 20 basis points. On or after January 15,
2041, the bonds will be redeemable at a redemption price equal to 100% of the principal amount of the bonds being redeemed.

CUSIP/ISIN:	69351U AN3 / US69351UAN37

Joint Bookrunners:	J.P. Morgan Securities LLC
UBS Securities LLC
Lloyds Securities Inc.
Mitsubishi UFJ Securities (USA), Inc.

Co-Managers	Banco Bilbao Vizcaya Argentaria, S.A.
BNY Mellon Capital Markets, LLC
Santander Investment Securities Inc.
The Williams Capital Group, L.P.

*	A security rating is not a recommendation to buy, sell or hold securities and should be evaluated independently of any other rating. The rating is subject to revision or withdrawal at any time by the assigning rating organization.
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling PPL Electric Utilities Corporation toll-free at 800-345-3085, J.P. Morgan Securities LLC collect at 212-834-4533 or UBS Securities LLC toll-free at 877-827-6444 (ext. 561-3884).